Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rambus Inc. of our report dated February 23, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 3 to the consolidated financial statements, as to which the date is February 24, 2025, relating to the financial statements, which appears in Rambus Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 24, 2025